Exhibit 10.10
GAS PURCHASE AGREEMENT
BETWEEN
WPX GAS RESOURCES COMPANY
AND
WILLIAMS PRODUCTION COMPANY, LLC
Dated effective as of
August 1, 2010

TABLE OF CONTENTS

ARTICLE/HEADING		PAGE
	Effective Date	1
	Parties	1
	Recitals	1
I	Definitions	1
II	Quantity; Commitment; Reservation	2
III	Delivery of Gas	3
IV	Price and Term	4
V	Billing and Payment	6
VI	Taxes and Charges	6
VII	Warranty of Title	6
VIII	Indemnity	7
IX	Force Majeure	7
X	Regulatory Authority	7
XI	Confidentiality of Terms	8
XII	Successors and Assigns	8
XIII	Miscellaneous	8
	Signatures	10
Exhibit A            Existing Wells and Delivery Points

GAS PURCHASE AGREEMENT
This Gas Purchase Agreement (the “Agreement”) is made and entered into effective for all purposes as of August 1, 2010, by and between WPX GAS RESOURCES COMPANY, a Delaware corporation (hereinafter referred to as “Buyer”) and WILLIAMS PRODUCTION COMPANY, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”).
RECITALS
WHEREAS, Seller has a supply of Gas to be produced from the Wells which Seller desires to sell; and
WHEREAS, Seller’s interest in and to the Wells is not subject to any commitment or obligations by Seller in conflict with the terms and conditions of this Agreement; and
WHEREAS, the parties hereto intend to provide for and desire to enter into a contract for the sale by Seller and the purchase by Buyer of Gas produced from the Wells pursuant to the provisions of this Agreement;
NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements and covenants herein set forth, Seller and Buyer agree as follows:
I. DEFINITIONS
Unless another definition is expressly stated, the following terms, where used and whether or not capitalized in this Agreement, and all recitals, exhibits, and appendices contained in or attached to this Agreement have the following meanings:
1.01 “Btu” means British thermal unit.
1.02 “Day” means the period of time defined as “day” or “daily” in the effective tariff or other operating rules, policies or procedures of the Receiving Pipeline applicable to the Gas transportation service.
1.03 “Gas” or “Natural Gas” means any mixture of hydrocarbons or of hydrocarbons and noncombustible gases, in a gaseous state, consisting essentially of methane produced from or attributable to the WI Properties.
1.04 “Month” means the period of time defined as “Month” or “Monthly” in the effective tariff or other operating rules, policies or procedures of the Receiving Pipeline applicable to the transportation service.
1.05 “NPI” means, collectively, the Royalty Interests (as defined in the NPI Conveyance) granted to Bank of America, N.A. acting in the capacity as Trustee for the Williams Coal Seam Gas Royalty Trust, or its assignee, pursuant to the terms of the NPI Conveyance.
1.06 “NPI Conveyance” means the Net Profits Conveyance dated effective as of October 1, 1992 by and among Williams Production Company, The Williams Companies, Inc., Bank of America, N.A. (as successor in interest to NationsBank of Texas, N.A., as Trustee of Seller, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Chemical Bank Delaware), as Delaware Trustee of

Seller, as such has been supplemented and amended by the Supplemental Net Profits Conveyance entered by and between Williams Production Company LLC and Bank of America, N.A., as Trustee of Seller, and also for the benefit of the Bank of New York Mellon Trust Company, N.A., as Delaware Trustee of Seller, as such has been further amended by the Amendment to Net Profits Conveyance of even date herewith between Williams Production Company LLC and Bank of America, N.A., as Trustee of Seller, and also for the benefit of the Bank of New York Mellon Trust Company, N.A.
1.07 “Receiving Pipeline” means the pipeline(s) which receive Gas at the Delivery Point for Buyer.
1.08 “Tax” means any tax levied, assessed or claimed to be due by any federal, state, county, tribal or municipal government or any other governmental or tribal agency.
1.09 “Unit(s)” means the units organized under the Federal Mineral Leasing Act of 1920 and any amendments thereto.
1.10 “Wells” means any well described on Exhibit A and any well which is added by reason of the expansion of a participating area included in a Unit covered by this Agreement, which produce Gas from the Seller’s Wells.
1.11 “Working Day” means a calendar day Monday through Friday and excludes Saturday, Sunday and nationally recognized holidays.
II. QUANTITY; COMMITMENT; RESERVATION
2.01 Quantity: Subject to the terms and conditions herein, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and accept from Seller a quantity of Gas on a per MMBtu basis equal to all of Seller’s interest in all Gas produced from the Wells subject to applicable operating and Gas balancing agreements covering the Wells.
2.02 Commitment: Seller hereby commits and dedicates to the performance of this Agreement all of Seller’s interest in the Gas produced from the Wells.
2.03 Reservation: Seller specifically reserves and excepts the following quantities of Gas from the quantities to be delivered under the terms of this Agreement:
     a. All volumes of Gas which Seller may require for fuel for operation and development of the properties or Units to which such Wells are or shall be committed.
     b. All volumes of Gas which are contractually required as of the date hereof for delivery to others under the existing terms of the Seller’s leases or Unit operating agreements provided for with respect to such Unit to which such Wells are or shall be committed.
     c. All liquid hydrocarbons, oil or condensate, removed by Seller by means of drips or conventional gas liquid separators from the Gas produced from or attributable to the Wells prior to the point of measurement.
     d. The right to process, or cause the processing of, all Gas delivered hereunder prior to the Delivery Point, for the extraction of ethane, propane, butanes, pentanes and heavier hydrocarbons together with so much methane as is necessarily removed in the employment of customary processes for the extraction of all such components and such Gas as is required for fuel or is otherwise lost in such extraction process) reserving to Seller all right, title, and interest to all such components extracted and to all Gas used or otherwise lost in such extraction process. Seller agrees, however, that Gas delivered hereunder shall not by reason of any such extraction process be rendered incapable of meeting the quality specifications set forth in this Agreement.
     e. The right to operate or manage the Wells in such manner as Seller, in Seller’s sole discretion, may deem advisable and, acting as a prudent operator or working interest owner, to drill new Wells, repair or rework old Wells, renew or extend, in whole or in part, any lease or unit subject to this contract and abandon any Well or surrender, release or terminate any lease not deemed by Seller capable of producing Gas in commercial quantities.
     f. The right to use Gas for cycling, repressuring and pressure maintenance on the Wells or Units to which the Wells are or shall be committed; however, Gas so used shall be tendered by Seller to Buyer for purchase hereunder when such Gas becomes available for delivery.
     g. Gas reasonably necessary for gas-lifting of oil produced on or attributable to the leases; provided, however, if Seller uses substantial volumes of Gas for such gas-lifting operations Seller shall deliver such Gas pursuant to the terms hereof at the conclusion of each operation, or as it is produced, at a pressure sufficient to enable such Gas to enter the system of the Receiving Pipeline at the pressure then existing therein.
2.04 Verification: Upon written request from Buyer, Seller shall furnish Buyer, as available, all information concerning engineering, tests and basic geological data on all Wells. Such data shall include, but is not limited to, all production data and flow potential data now or hereafter in existence. Seller shall furnish Buyer information concerning production allowable and proration status with respect to each Well connected under this Agreement.
III. DELIVERY OF GAS
3.01 Delivery Point: The delivery point shall be the point or points which is the interconnect between the gathering facilities of Williams Field Services Company (“WFS”), or Enterprise Field Services, LLC (“Enterprise”), and the Wells or in the vicinity of the Wells as described in Exhibit A to this Agreement or such other points as the parties may agree upon in writing from time to time (the “Delivery Point”).
3.02 Transportation: Seller shall be responsible for all arrangements necessary to deliver Gas sold hereunder to the Delivery Point and Buyer shall be responsible for all arrangements necessary to receive Gas purchased hereunder at the Delivery Point. This Agreement is conditioned upon and subject to the ability of Buyer to maintain arrangements satisfactory to the Buyer for the gathering and transportation of Gas at and from the Delivery Point. Neither party shall be liable to the other for any inability to purchase or sell Gas hereunder if such inability results either from the failure of any Gas gatherer or Gas transporter to render service to Buyer or the inability of Buyer to reasonably maintain gathering or transportation arrangements satisfactory to Buyer.
3.03 Delivery Pressure, Quality, and Measurement: Seller shall deliver Gas sold hereunder to Buyer in accordance with the effective tariffs or other operating rules, policies or procedures of the Receiving Pipeline. The Gas delivered by Seller shall be of merchantable quality and of the same quality and heating value for the Gas as specified in the effective tariff or other operating rules, policies or procedures of the Receiving Pipeline at the point where title to the Gas transfers to Buyer hereunder. Measurement shall be performed by the Receiving Pipeline in accordance with the effective tariffs or other operating rules, policies or procedures of the Receiving Pipeline.
3.04 Title: Title, ownership and risk of loss of the Gas sold hereunder shall pass from Seller and vest in Buyer upon delivery and acceptance of Gas at the Delivery Point.
3.05 Delivery Rate: Both parties shall be obligated to use reasonable efforts to avoid causing pipeline imbalances and to determine the cause of any pipeline imbalances for which a charge or penalty may be imposed. The party responsible for such imbalance charge or penalty, shall be obligated to pay such imbalance charge or penalty regardless of whether it is the shipper on the subject pipeline.
IV. PRICE AND TERM
4.01 Price and Term: This Agreement shall have an effective date of August 1, 2010 and shall continue in full force and effect until December 31, 2015 (Primary Term). Upon expiration of the Primary Term, this Agreement shall continue on a year to year basis subject to termination upon thirty (30) days advance written notice from either party to the other. The price for Gas delivered to the Delivery Point and sold by Seller and purchased by Buyer shall be an amount equal to the Index Price per MMBtu (dry basis) as defined under paragraph 4.04 less any deductions under paragraph 4.03.
4.02 Included Costs Prior to the Delivery Point: The price provided for hereunder is inclusive of all royalties, transportation or gathering charges (except as expressly set forth in paragraph 4.04 below), processing charges, Taxes, expenses and costs arising or attributable to the Gas prior to its delivery to the Delivery Point. Seller retains the obligation, if any, to pay proceeds due royalty owners or any other persons entitled thereto.
4.03 Deductions After the Delivery Point: Buyer shall deduct from the price all applicable gathering and `processing costs including gathering, transportation charges, fuel displacement, compression, treating and similar costs necessary to effect delivery from the Delivery Point to either the outlet of Blanco Hub facilities jointly owned by Northwest Pipeline Corporation, Gas Company of New Mexico and Transwestern Pipeline Company or delivery into El Paso Natural Gas Company’s mainline facilities located in San Juan County, New Mexico or such other points as the parties may agree upon in writing from time to time (collectively referred to as “Mainline Point”).
4.04 Index Price and/or Alternative Index Price: “Index Price” shall mean ninety-seven (97%) percent of the posted index price (per MMBtu, dry basis) published in Inside FERCs Gas Market Report for “El Paso Natural Gas Company, San Juan” as published in the first issue of each Month during which Gas is delivered, until Buyer determines, on a one-time basis, that the average of the posted index price as published in the first and second issue of the month is more representative of the pricing customs of the Buyer’s market than only the first issue of the month. In the event a Blanco Hub posted index price is at some time in the future reported by Inside FERCs Gas Market Report, then the Index Price shall be ninety-seven percent (97%) of the Blanco Hub posted index price (“Alternative Index Price”) which shall be substituted in place of the “El Paso Natural Gas Co., San Juan Basin” posted index. In the event the publishers of Inside FERCs Gas Market Report determine there is insufficient data to publish a posted index price for “El Paso Natural Gas Company, San Juan Basin” or the “Blanco Hub”, and Inside FERC instead publishes a range of prices, then ninety-seven percent (97%) of the average of the range of prices shall be substituted in place of the posted index price (the “Replacement Index Price”).
4.05 Replacement Index Price: In the event the publisher of the Index Price, the Alternative Index Price or the Replacement Index Price ceases publication of any of the foregoing referenced indices,

substantially alters the method by which any of the foregoing referenced indices are calculated, substantially alters the source of data utilized in calculating any of the foregoing referenced indices or otherwise substantially alters any of the foregoing referenced indices, then in that event Buyer and Seller shall promptly notify the other in writing of such event and shall mutually agree in writing on an index price (less three percent) to replace the Index Price, the Alternative Index Price or the Replacement Index Price within thirty (30) Working Days (herein referred to as the “Index Negotiation Period”) following the date of such written notice. In the event that Buyer and Seller are unable to agree on a Replacement Index Price within the Index Negotiation Period, then in that event the parties shall submit the determination of such Replacement Index Price to arbitration as provided for in paragraphs 4.06 through 4.10 below.
4.06 Selection of the Arbitrator: Not later than ten (10) Working Days following expiration of the Index Negotiation Period provided for in paragraph 4.05 above, Buyer and Seller shall mutually select and appoint a qualified neutral third party as arbitrator not having any prior, current or future affiliation or association with Seller or Buyer, to determine a Replacement Index Price. If at the end of such ten (10) Working Day period the arbitrator has not been selected and appointed, then upon written request of either parry an arbitrator shall be promptly selected by the American Arbitration Association (“AAA”), which shall select and appoint an arbitrator (such third party whether appointed by the parties or by the AAA herein referred to as “Arbitrator”) with the following minimum qualifications:
a.	A minimum of ten (10) years (immediately prior to the appointment) general experience in the purchase and sale of natural gas.

b.	A minimum of three (3) years experience pricing natural gas in the San Juan Basin, including the Blanco Hub.
4.07 Arbitration: Upon selection and appointment of the Arbitrator each party shall deliver to the other party and to the Arbitrator within ten (10) Working Days of the appointment of the Arbitrator a written proposal stating a proposed Replacement Index Price together with supporting materials and documentation. The other party may submit its written counterproposal together with supporting materials and documentation within ten (10) Working Days of receipt of the written proposal from the party initiating arbitration, to both that parry and the Arbitrator. The Arbitrator may request additional information or documentation from either party, which information or documentation shall be timely provided. Upon receipt of each party’s proposal the Arbitrator shall determine the Replacement Index Price to be used in accordance with the following instructions, unless the parties agree in writing upon other instructions:
a.	The Replacement Index Price selected shall be representative of the Market Price for Gas delivered to the Blanco Hub less three percent (3%).

b.	“Market Price” shall mean the market price per MMBtu of Gas (dry basis) sold and purchased for a period of thirty (30) Days (or a lesser term if Monthly indices are not published) inclusive of at least all costs and adjustments set forth under Section 4.02.

c.	The Replacement Index Price shall be reported on a Monthly basis in a publication of general circulation or dissemination.

d.	The Arbitrator shall determine the Replacement Index Price no later than sixty (60) Working Days after the Arbitrator’s appointment.
4.08 Price Payable Prior to and During Arbitration: In the event arbitration is invoked pursuant to paragraphs 4.05 through 4.07 of this Agreement, then during the Index Negotiation Period through and until the Arbitrator has determined the Replacement Index Price the price to be paid for all Gas covered by this Agreement shall be the last price in effect before arbitration was invoked. Upon the conclusion of the arbitration the price shall be adjusted retroactively to the date the applicable index was altered or ceased publication and each party shall pay to the other such amounts due under the Replacement Index Price within twenty (20) Working Days following the Arbitrator’s decision.
4.09 Finality of Award; Costs of Arbitration: The determination of the Arbitrator shall be final and binding on the parties, save in the event of manifest material error or misconduct by the Arbitrator. Each party shall bear its own costs and expenses and share equally the costs and expenses of the Arbitrator and the arbitration.
4.10 Supplemental Arbitration Rules: In the event that the procedures or rules for arbitrating the matter set forth above or in the event of the absence of procedures or rules necessary to arbitrate the matter then the foregoing procedures and rules shall be supplemented by and the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.
V. BILLING AND PAYMENT
5.01 Billing: Buyer shall obtain from the Receiving Pipeline information on the quantity of Gas delivered hereunder. A statement setting forth and accounting for the quantity of Gas delivered to Buyer and the price per MMBtu to be paid by Buyer shall be furnished to Seller at the time of the Monthly payment (defined in paragraph 5.02 below). If a discrepancy occurs between Seller’s documentation and Buyer’s documentation, Buyer will render payment on the undisputed volume. Upon agreement as to volume between Seller, Buyer and the Receiving Pipeline, the parties shall remit and/or refund payments to make such adjustments as are necessary. The records of the Receiving Pipeline shall control in the event of a difference or dispute between Seller’s records and Buyer’s records.
5.02 Payment: Buyer shall render the payment to Seller by wire transfer for the Gas delivered during any Month on the latter of (i) the last Day of the Month next following the Month in which Gas is delivered or (ii) seven (7) Days after receipt by Buyer from the Receiving Pipelines or Seller of all necessary information.
5.03 Auditing: Each party shall have the right at reasonable hours to examine the records of the other party to the extent necessary to verify the accuracy of any statement made hereunder. In the event of any inaccuracy, any necessary adjustments in the billing shall be promptly made; provided that no adjustment for any billing and payment shall be made after the lapse of two (2) years from the rendition thereof.
VI. TAXES AND CHARGES
Seller shall pay, or cause to be paid, all Taxes or other sums due on production, gathering, processing or severance of the Gas prior to delivery to Buyer at the Delivery Point. All such Taxes shall be paid by Seller directly to the taxing authority unless Buyer is required by law to collect and remit such Taxes, in which event Buyer shall withhold from payments to Seller an amount required to be collected and remitted by Buyer. In those states in which Buyer, as the first purchaser, is required to remit Taxes or file a response, Seller shall, upon the request of Buyer, provide Buyer with any necessary additional information. If any such Tax is claimed, assessed or levied on Buyer, then Seller shall reimburse Buyer for the amount of such Tax. Buyer is entitled to purchase Gas free from sales, use or gross receipts Taxes arising upon delivery of the Gas and Buyer shall, upon request of Seller, furnish Seller with any applicable exemption certificates.

VII. WARRANTY OF TITLE
Seller warrants title to all Gas delivered hereunder, that it has the right to sell and transfer title to the same and that said Gas is free and clear of all liens, claims and encumbrances. In the event of any adverse claim being asserted against the Gas, Buyer shall have the right to withhold payment, of sums due hereunder up to the amount of the claim until such claim shall have been finally determined or until Seller shall have furnished other adequate securities to Buyer. Seller shall indemnify, defend and hold Buyer harmless from and against any loss, damage, cost or expense including court costs, witness and attorney fees and expenses arising out of breach of the foregoing warranties.
VIII. INDEMNITY
Buyer shall indemnify, defend and hold Seller harmless from and against all loss, cost and expense, including court costs and attorney fees, for any claims, suits, judgments, demands actions or liabilities growing out of the operations conducted or performance hereunder by Buyer or arising while the Gas is in Buyer’s exclusive control and possession. Seller shall indemnify, defend and hold Buyer harmless from and against any loss, cost and expense, including court costs and attorney fees, for any claims, suits, judgments, demands, actions or liabilities growing out of Seller’s operation hereunder or arising while the Gas is in Seller’s exclusive control and possession.
IX. FORCE MAJEURE
9.01 General: If either party is rendered unable, wholly or in part, by Force Majeure (hereafter defined) to perform or comply with any obligation or condition of this Agreement such obligation or condition shall be suspended during the period of the inability so caused and such party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period; provided, however, obligations to make payments hereunder shall not be suspended, and the party claiming the occurrence of an event of Force Majeure shall promptly advise the other party of that Force Majeure event, and the cause of suspension (other man strikes or lockouts) shall be remedied so far as possible with reasonable dispatch. The settlement of strikes or lockouts shall be entirely within the discretion of the party experiencing such.
9.02 Defined: The term “Force Majeure” as used in this Agreement shall mean by way of example and not by way of limitation acts of God, strikes, lockouts or other industrial disturbances (including those affecting the parties transporting Gas for Buyer or gathering Gas for Seller), acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, explosion or other casualty, storms, floods, washouts, arrests and restraints of government (federal, state. local, civil, tribal or military), including Tax, price or other regulation or order, and of people, civil disturbances, the breakage, freezing, rupture or blockage of lines of pipe, interruption of necessary third-party transportation arrangements, and any other cause or causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable, wholly or in part, to prevent or overcome; provided, the term Force Majeure shall not mean or include any cause which by the exercise of reasonable diligence the party claiming suspension could overcome or could have prevented.
X. REGULATORY AUTHORITY
This Agreement and each provision hereof shall be subject to all valid applicable federal, state, county, municipal and tribal laws and to the orders, rules and regulations of any duly constituted federal, state, county, municipal or tribal regulatory body or authority having jurisdiction. Either party shall have the right to contest the validity of any such law, order, rule or regulation and neither acquiescence therein or compliance therewith for any period of time shall be construed as a waiver of such right.
XI. CONFIDENTIALITY OF TERMS
The terms of this Agreement shall not be disclosed to any person or party except when disclosure is (i) required by law including filings with federal or state taxing authorities; (ii) requested by Buyer’s or Seller’s independent public accountants; (iii) required pursuant to a loan or financing agreement; (iv) required to be disclosed in connection with the prosecution or defense of any litigation; or (v) is otherwise agreed in writing to be disclosed.
XII. SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement shall not be transferred or assigned, by operation of law or otherwise, by either party without the other party’s prior written consent which consent shall not be unreasonably withheld.
XIII. MISCELLANEOUS
13.01 Relationship: It is not the purpose of the parties hereto to create a partnership, joint venture or association, or the relationship of agency or employer-employee and neither this Agreement nor any of the operations hereunder shall be construed or considered as creating any such relationship.
13.02 Choice of Law: THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF OKLAHOMA (EXCLUDING OKLAHOMA CHOICE OF LAW) AND VENUE SHALL BE IN THE STATE OF OKLAHOMA.
13.03 Attorney Fees: If it becomes necessary for either party to either initiate legal action to enforce or obtain compliance with any provision of this Agreement or to defend any legal action initiated by a party, the prevailing party in such action shall be entitled to recovery of ail of its costs and expenses incurred in such legal proceeding, including reasonable attorney fees and expenses, court costs, and expert witness, and consulting fees and expenses. The provisions of this Section 13.03 do not apply to the determination of a Replacement Index Price pursuant to paragraphs 4.05 through 4.10 above.
13.04 Changes: Any change, modification, amendment, or alteration of this Agreement shall be in writing and signed by the parties hereto and no course of dealing between the parties prior or subsequent to the date of this Agreement shall be construed to change, modify, amend, alter or waive the terms hereof. During the Primary Term only, Seller and Buyer shall not make any change, modification, amendment or alteration of this Agreement (which shall include any exercise of a termination right hereunder) that would adversely affect the revenues received by Buyer hereunder, without the prior written consent of the owners of the NPI who collectively hold at least a majority ownership of the NPI. Notwithstanding any provision contained in this Agreement to the contrary during the Primary Term only, the owners of the NPI shall be third party beneficiaries of this Section 13.04.
13.05 Waivers: No waiver by a party of its rights or of any default by the other party under this Agreement shall operate or be construed as a continuing waiver of such rights or as a waiver of any future default, whether of a like or different character.

13.06 Headings: The headings or captions in this Agreement are for the convenience of the parties in identification of the provisions hereof and shall not be considered when interpreting or construing the provisions of this Agreement, or determining the rights, obligations or liabilities of any party hereto.
13.07 Recitals: The recitals contained herein form a part of this Agreement and should be considered when determining the rights, obligations or liabilities of any party hereto.
13.08 Context of Words: In this Agreement, unless there is something in the subject matter or context inconsistent herewith (i) words importing the singular shall include the plural and vice versa; (ii) words importing gender shall include the masculine, feminine and neuter genders, and (iii) references to the Agreement shall include all exhibits attached hereto.
13.09 Severability: In the event that any of the non-material provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
13.10 Limit of Liability: NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR SIMILAR DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES TO THE WELLS, THE RESERVOIR, THE RESERVES OR PRODUCTION FROM THE WELLS.
13.11 Exhibits: The exhibits referenced in this Agreement are incorporated and made a part of this Agreement as if fully set forth herein.
13.12 Equal Opportunity: This Agreement hereby incorporates by reference to the same extent and with the same force and effect as if set forth herein in full, the provisions of, as amended, (i) Section 202 of Executive Order 11246 and Title 41 CFR Section 60-1.4 prohibiting discrimination against any employee or applicant on the basis of race, color, religion, sex or national origin; (ii) 29 U.S.C. Section 701 and 41 CFR Section 60-741.4, requiring contractors to take affirmative action in the employment and advancement of qualified handicapped individuals; (iii) 38 U.S.C. Section 2012 and 41 CFR Section 60-250.4, requiring contractors to take affirmative action in the employment and advancement of qualified disabled veterans and veterans of the Vietnam era; and (iv) Executive Order 11625 providing for the participation of minority business enterprises in governmental procurement at both the prime and subcontract level.
13.13 Dispute Resolution: The parties agree in the event of a dispute (other than the determination of a Replacement Index Price as provided in paragraphs 4.05 through 4.10 above) to negotiation and submission of such dispute to alternative dispute resolution (“ADR”) before pursuing litigation.
13.14 Entire Agreement: Unless otherwise provided herein, this Agreement constitutes the entire agreement of the parties. Seller and Buyer covenant and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the parties and shall not be interpreted or construed against one party or the other as a result of the preparation, submittal or other event of a party or the negotiation, drafting or execution hereof.

IN WITNESS WHEREOF the parties have executed the foregoing on the day and year first above set forth.

BUYER: WPX GAS RESOURCES COMPANY
By:	/s/ Neal Buck
	Name:	Neal Buck
	Title:	Vice President

SELLER: WILLIAMS PRODUCTION COMPANY, LLC
By:	/s/ Jeffrey Schmuhl
	Name:	Jeffrey Schmuhl
	Title:	Director